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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                 NETMANAGE, INC.
                             A DELAWARE CORPORATION

        NetManage, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "corporation"), does hereby certify as follows:

        FIRST: The name of the corporation is NetManage, Inc.

        SECOND: The original Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on July 23, 1993, as amended May 20, 1994.

        THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended Certificate of Incorporation as follows:

        ARTICLE IV shall be amended and restated to read in its entirety as follows:

        "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is One Hundred Thirty Million (130,000,000) shares. One Hundred Twenty-Five Million (125,000,000) shares shall be Common Stock, each having a par value of One Cent ($.01), and Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of One Cent ($.01).

        B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares

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        of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

        FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned, Zvi Alon and Gary Anderson, have signed this Certificate of Amendment as President and Secretary, respectively, of the corporation, this ___ day of August, 1998.


                                       -----------------------------------------
                                       Zvi Alon, President


                                       -----------------------------------------
                                       Gary Anderson, Secretary